8-K 1 form8k.htm APPLIED MINERALS INC 8K

8-K 1 form8k.htm APPLIED MINERALS INC. 8K

 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	August 29, 2017

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

55 Washington Street, Brooklyn NY	11201
(Address of principal executive offices)	(Zip Code)

(212) 226-4265
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 29, 2017, Applied Minerals, Inc. completed the sale of 22,750,000 units for $910,000 (“August 2017 Offering”).

Each unit sold as part of the August 2017 Offering consists of one share of common stock and a three-year warrant to acquire one-fourth of a share of common stock (for a total of 5,687,500 shares of common stock issuable on exercise of the warrants) (“August 2017 Offering Warrants”).

The price per unit was $0.04. A whole share of common stock may be acquired on the exercise of four August 2017 Offering Warrants for a payment of $0.04.

The Company entered into registration rights agreements with the purchasers of the units.

The proceeds will be used for general corporate purposes

There were seven (7) purchasers of the units, including an affiliate of one of the Company’s distributors. The sale of the units was exempt from registration under the Securities Act of 1933 by virtue of compliance with the terms of the exemption under Rule 506 promulgated under the Securities Act of 1933.

The proceeds of the August 2017 Offering will be used for general corporate purposes.

The Company has entered into agreements (collectively, the “Agreements”) with the holders of the Company’s 10% PIK Election Convertible Notes due 2023 (“Series 2023 Notes”; the agreement being the “Series 2023 Agreement”) and the Company’s 10% PIK Election Convertible Notes due 2018 (“Series A Notes”; the agreement being the “Series A Agreement”).

The Series 2023 Agreement provides for (i) the reduction in the interest rate on the Series 2023 Notes from 10% to 3% per year, (ii) the issuance of five-year warrants to purchase 4,720,000 shares of common stock at $0.10 per share (“Series 2023 Warrants”), and (iii) a reduction in the conversion price of the Series 2023 Notes from $1.28 to $0.59.

The Series A Agreement provides for (i) the reduction in the interest rate on the Series A Notes from 10% to 3% per year, (ii) the change in the maturity date of the Notes so that the Notes mature on May 1, 2023, (iii) the issuance of five-year warrants to purchase 6,280,000 shares of common stock at $.10 per share (“Series A Warrants”), and (iv) a reduction in the conversion price of the Series A Notes from $0.83 to $0.40. The Series A Agreement also eliminated the provision on the Series A Notes that if a “Specified Event” occurs, the interest rate on the Series A Notes would fall to 1% per year. A Specified Event would have required satisfaction of certain conditions, including a condition that on or after November 5, 2016, the 30 day VWAP of the Company’s common stock was in excess of the then current conversion price of the Series A Notes. That condition was not satisfied.

The Series A Notes and the Series 2023 Notes contain antidilution provisions that provide for adjustments in the conversion price as a result of sales or issuances of securities below market or below the then current exercise price. The Agreements provide that no adjustment will be made for any sales or issuances (whether in one or more transactions) of common stock or convertible securities (including options) prior to April 19, 2019 if the total consideration for such sales or issuances is $4 million or less.

The Agreements will not become effective until each of the following conditions are satisfied: (i) the closing of a Minimum Capital Raise of $400,000 (this condition has been satisfied) and (ii) the effectiveness of an amendment to the Certificate of Incorporation to increase the number of authorized shares at least by a number so that all of the shares issuable under the provisions stated above can be reserved ((i) and (ii) collectively, the “Conditions”)

If all of the Conditions were satisfied as of the date of this filing, approximately 52,408,100 additional shares would have to be reserved for the conversion of the Series A Notes and the Series 2023 Notes and the exercise of the Series A Warrants and the Series 2023 Warrants. The actual number of shares to be reserved will be determined on the sate that all of the Conditions are satisfied.

The Company entered into a separate agreement (“Series 2023 Director Nomination Agreement”) with the holders of the Series 2023 Notes providing for a right to appoint one board observer or designate one person to be nominated for election to the Board. The right to designate one person to be nominated for election to the Board shall be effective only after the Company closes of a capital raise of $1.5 million. The rights terminate on the occurrence of the holders of the Series 2023 Notes, together with their respective affiliates, cease to beneficially own at least 80 per cent of the Series 2023 Notes.

Item 9.01 Financial Statements and Exhibits.

Exhibit 10.1: Agreement with the holders of the Series 2023 Notes and the amendment thereto and form of Series 2023 Warrant to be issued on satisfaction of the Conditions.

Exhibit 10.2. Agreement with the holders of the Series A Notes and the amendment thereto, and the form of Series A Warrant to be issued on satisfaction of the Conditions.

Exhibit 10.3. Series 2023 Director Nomination Agreement

Exhibit 10.4 Form of investment agreement used in August 2017 Offering.

Exhibit 10.5. Form of the August 2017 Offering Series 2023 and Series A Warrants issued in August 2017 Offering.

Exhibit 10.6. Form of registration rights agreement entered into in connection with the August 2017 Offering

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	August 29, 2017	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
President and Chief Executive Officer